Exhibit 10.7

Agreement FOR APPOINTMENT OF CHAIRMAN

1. PARTIES:

a.           Frank Battafarano ("FB") and

b.           BioNeutral Group, Inc., a Nevada corporation ("BioN")

2. Relationship Formed, Duties and Responsibilities:

FB will become a member of the BioN Board of Dirctors and Chairman of the board of directors of BioN, effective immediately. As Chairman, FB will chair the BioN board; act as liaison between the board and BioN's executive team; assist in recruiting an effective executive team for the company; guide the executive team in its day to day and strategic activities; lead the development of a cohesive business, marketing and finance plan; and supervise the management teams activities.

The management team will report to and take guidance and instruction from FB as well as from the Board or any committee of the Board.

3. Compensation:

a. Reimbursement of reasonable and necessary business expenses, subject to customary expense reporting requirements; and subject to any expenses exceeding more than $3,000.00 in any calendar month having been approved by the chair of the Company's audit committee;

b. Cash compensation of $10,000 per month, payable in arrears on the last business day of each month, pro-rated for any partial month of service, subject to required withholding and payroll deductions;

c. FB shall be issued 500,000 restricted common shares on signing. Such shares shall be subject to a repurchase option by the company at a repurchase price of $.001 per share in the event FB ceases to serve as Chairman for any reason. However, the repurchase option shall expire as to 40,000 shares per month on the first day of each month so long as FB remains engaged as Executive Chairman;

 d. FB shall be issued an option to purchase 500,000 restricted common shares on signing. The exercise price shall be the closing price on the day the agreement is signed. The options shall be exercisable for 3 years following vesting. The options shall vest as to 40,000 shares per month on the first day of each month so long as FB remains engaged as Chairman.

e. Vesting of the options and the restricted shares shall accelerate in the event of a change in control of BioN at a valuation in excess of $100 million.

f. All compensation is subject to withholding taxes and payroll deductions as required by law.

4. Term and Termination. These arrangements may be terminated by either BioN or FB on 60 days prior notice, with or without cause. FB understands that while the Board may be able to appoint him to fill a vacancy on the Board of Directors, the shareholders have the right to elect directors. Accordingly, unless and until this agreement is terminated by either party, FB agrees to stand for election to the Board of the Company if nominated by the Board for the slate  of directors.

5. PB shall file an 83(b) elections with the IRS with respect to the shares and options granted hereunder.

6. This agreement constitutes the full, complete and final expression of the parties understanding with respect to the subject matter hereof and may only be modified or amended in writing signed by both of the parties. This agreement may be superseded by a more formal agreement, but shall be binding unless and until such further agreement is fully executed and delivered. This agreement shall be governed by the laws of the State 6-1-New York, and the parties consent to the excusive jurisdiction of the courts situated in New York with respect to any dispute arising hereunder.

Agreed to as of this 7th day of November, 2011 AK

/s/ Frank Battafarano
Frank Battafarano

BioNeutral Group, Inc., a Nevada corporation

By: /s/ Andrew Kielbania
            Andrew Kielbania, CEO